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                                                                 EXHIBIT 2(b)(2)



                             ARTICLES OF AMENDMENT
                        TO ARTICLES OF INCORPORATION OF
                   AMERICA'S SENIOR FINANCIAL SERVICES, INC.

     Pursuant to Sections 607.1003 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of AMERICA'S SENIOR FINANCIAL SERVICES, INC. (the "Corporation"), are hereby amended according to these Articles of Amendment:

     FIRST: The name of the Corporation is America's Senior Financial Services, Inc.

     SECOND: The Articles of Incorporation are hereby amended to add the following provision to Article III Capital Stock:

                  The Corporation is also authorized to issue ten million (10,000,000) shares of Preferred Stock having a par value of $.001 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares in each series, the designation thereof and the relative rights, preferences and limitations of each series, and specifically, the Board of Directors is authorized to fix with respect to each series (a) the dividend rate; (b) redeemable features, if any; (c) rights upon liquidation; (d) whether or not the shares of such series shall be subject to a purchase, retirement or sinking fund provision; (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class and, if so, the rate of conversion or exchange; (f) restrictions, if any, upon the payment of dividends on common stock; (g) restrictions, if any, upon the creation of indebtedness; (h) voting powers, if any, of the shares of each series; and (i) such other rights, preferences and limitations as shall not be inconsistent with the laws of the State of Florida.

     FOURTH: The foregoing amendment was adopted effective March __, 1999 by written consent of the directors of the Corporation, in accordance with Sections 607.0821 of the Florida Statutes. The foregoing amendment was adopted effective March __, 1999 by written consent of the shareholders of the Corporation, in accordance with Sections 607.0704 of the Florida Statutes, constituting a sufficient number of votes for the amendment to be approved.
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          IN WITNESS WHEREOF, the undersigned President of the Corporation has executed this instrument effective March 23, 1999.





                                    AMERICA'S SENIOR FINANCIAL SERVICES, INC.



                                    By: /s/ Nelson A. Locke
                                       ----------------------------------------
                                         Nelson A. Locke, President





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